Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-285066

PROSPECTUS

NioCorp Developments Ltd.

8,630,739 Common Shares offered by the Selling Shareholders

This prospectus relates to the offer and sale from time to time by the selling shareholders identified herein (collectively, the “Selling Shareholders”) of up to an aggregate of 8,630,739 of our common shares, without par value (“Common Shares”).

The Common Shares being offered by the Selling Shareholders under this prospectus consist of (a) up to 315,000 Common Shares issuable upon exercise of Common Share purchase warrants, each exercisable for one Common Share for cash at a price per Common Share of $2.20, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring June 24, 2026 (the “June 2024 Warrants”), which were issued to a Selling Shareholder who participated as an investor (the “June 2024 Investor”) in connection with the Company’s June 2024 non-brokered private placement (the “June 2024 Private Placement”) of 315,000 units of the Company (the “June 2024 Units”), each comprised of one Common Share and one June 2024 Warrant, for $1.91 per June 2024 Unit, (b) up to an aggregate of 2,816,742 Common Shares issuable to a Selling Shareholder, Lind Global Asset Management III, LLC (“Lind III”), upon exercise of Common Share purchase warrants, each exercisable for one Common Share for cash at a price per Common Share of $2.308, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring September 17, 2028 (the “Contingent Consent Warrants”), which were issued to Lind III pursuant to the Waiver and Consent Agreement, dated September 25, 2022 (the “Lind Consent”), between the Company and Lind III, as a result of the closing trading price of the Common Shares being below the threshold price set forth in the Lind Consent on September 17, 2024, (c) 2,199,602 Common Shares (the “November 2024 Shares”) issued to certain of the Selling Shareholders who participated as investors (the “November 2024 Investors”) in connection with the Company’s November 2024 non-brokered private placement (the “November 2024 Private Placement”) of 2,199,602 units of the Company (the “November 2024 Units”), each comprised of one Common Share, one November 2024 Series A Private Warrant (as defined below) and one-half of one November 2024 Series B Private Warrant (as defined below), for $1.57 per November 2024 Unit (certain November 2024 Investors who were officers or directors of the Company paid $1.7675 per November 2024 Unit), (d) up to 2,199,602 Common Shares issuable upon exercise of Common Share purchase warrants, each exercisable for one Common Share for cash at a price per Common Share of $1.75, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring November 13, 2026 (the “November 2024 Series A Private Warrants”), which were issued to certain of the November 2024 Investors in connection with the November 2024 Private Placement as part of the November 2024 Units and (e) up to 1,099,793 Common Shares issuable upon exercise of Common Share purchase warrants, each exercisable for one Common Share for cash at a price per Common Share of $2.07, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring November 13, 2029 (the “November 2024 Series B Private Warrants” and, together with the November 2024 Series A Private Warrants, the “November 2024 Private Warrants”; the November 2024 Private Warrants, collectively with the June 2024 Warrants and the Contingent Consent Warrants, the “Warrants”), which were issued to the November 2024 Investors in connection with the November 2024 Private Placement as part of the November 2024 Units.

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Shares being offered by the Selling Shareholders under this prospectus. However, upon exercise, we will receive the cash exercise price of the Warrants. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. At any time at which the market price for our Common Shares is less than the applicable exercise price of the Warrants (as is the case for certain of the Warrants as of the date of this prospectus), we believe such holders will be unlikely to exercise their Warrants. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We expect to use the net proceeds that we receive from the exercise of the Warrants, if any, for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project (as defined herein) and move it to commercial operation. See “Use of Proceeds.”

Our registration of the Common Shares being offered by the Selling Shareholders under this prospectus does not mean that the Selling Shareholders will offer or sell any such Common Shares. The Selling Shareholders may offer such Common Shares in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for our Common Shares. The Securities and Exchange Commission (the “SEC”) may take the position that the Selling Shareholders are deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the “Securities Act”), in connection with such sales. Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Additional information on the Selling Shareholders, and the times and manner in which they may offer and sell Common Shares under this prospectus, is set forth in the sections entitled “Selling Shareholders” and “Plan of Distribution” beginning on pages 15 and 41, respectively, of this prospectus.

The Selling Shareholders will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the Common Shares being offered by the Selling Shareholders under this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the Common Shares being offered by the Selling Shareholders under this prospectus. See “Plan of Distribution.”

If all of the Common Shares covered by this prospectus were issued and outstanding, they would represent a substantial percentage of our public float and of our outstanding Common Shares. As of February 28, 2025, the Common Shares covered by this prospectus would represent approximately 12.1% of the total number of outstanding Common Shares (assuming all of the Common Shares covered by this prospectus were issued and outstanding and not including Common Shares issuable upon exercise of outstanding stock options, or reserved for future issuance, under the NioCorp Developments Ltd. Long-Term Incentive Plan, as amended (the “LTIP”), Common Shares issuable in respect of the approximately $56.9 million remaining of the up to $65.0 million (the “Commitment Amount”) of Common Shares YA has committed to purchase, at our direction from time to time prior to April 1, 2026 (the “Commitment Period”), pursuant to the Yorkville Equity Facility Financing Agreement (as defined herein) or Common Shares issuable upon conversion, exercise or exchange of other outstanding securities, as described herein). Accordingly, the sale of the Common Shares covered by this prospectus, or the perception that such sales may occur, could result in a significant decline in the public trading price of our Common Shares. Moreover, the sale of additional Common Shares by us or by other security holders, or the perception that such sales may occur, could result in a further decline in the public trading price of our Common Shares. See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

In addition, as described herein, some of the Common Shares being offered by certain of the Selling Shareholders under this prospectus were or may be acquired by such Selling Shareholders for prices below the prevailing market price of the Common Shares. Accordingly, subject to applicable restrictions or limitations, such Selling Shareholders may have an incentive to sell such Common Shares, even if the market price of our Common Shares declines, that is not shared by other shareholders because the price at which they acquired or will be deemed to have acquired such Common Shares may still be lower than the then-prevailing market price of the Common Shares. As a result, certain of the Selling Shareholders may experience a positive rate of return on the Common Shares covered by this prospectus due to the potential differences between the prices at which they acquired or will be deemed to have acquired such securities and the market price of the underlying Common Shares, and other shareholders may not experience a similar rate of return due to the differences in the purchase prices and the then-prevailing market price of the Common Shares. For example:

●	The November 2024 Shares were initially purchased by the Selling Shareholders at a price of $1.55 per share. Based on the last reported sale price of the Common Shares on The Nasdaq Global Market on February 28, 2025, as disclosed below, the Selling Shareholders who beneficially own the November 2024 Shares would experience a potential profit of approximately $0.39 per share, or approximately $857,845 in the aggregate, assuming they sold such November 2024 Shares at the current market price for the Common Shares.

●	To the extent that the Warrants are exercised, the holders of such Common Shares issued upon exercise thereof may have an incentive to sell the Common Shares that is not shared by other shareholders because the Common Shares issued upon the exercise of the Warrants may have been purchased for less than the then-prevailing market price of the Common Shares. Based on the last reported sale price of the Common Shares on The Nasdaq Global Market on February 28, 2025 and the exercise price of the November 2024 Series A Private Warrants, Selling Shareholders who beneficially own November 2024 Series A Private Warrants would experience a potential profit of approximately $0.19 per share, or approximately $417,924 in the aggregate, assuming they exercised all of their November 2024 Series A Private Warrants for Common Shares and sold them pursuant to this prospectus.

See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB.” On February 28, 2025, the last reported sale price of our Common Shares on The Nasdaq Global Market was $1.94 per Common Share. Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112, and our telephone number is (720) 334-7066.

Investing in our Common Shares involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 6 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. The Selling Shareholders may, from time to time, sell the Common Shares being offered by the Selling Shareholders as described in this prospectus.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. The Selling Shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part to add information to, or update or change information contained in, this prospectus and the registration statement of which this prospectus is a part. You should read this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” “NioCorp,” “the Company” and similar references refer to NioCorp Developments Ltd. and its consolidated subsidiaries.

This prospectus contains our registered and unregistered trademarks and service marks, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in anyway, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement of which this prospectus is a part or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

We make available, free of charge, on our website at www.niocorp.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. We do not incorporate the information on or accessible through any website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, any website as part of this prospectus or any prospectus supplement (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any prospectus supplement). Our website address and the SEC’s website address are included in this prospectus as inactive textual references only.

INCORPORATION OF DOCUMENTS BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on September 23, 2024;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 13, 2024, and for the quarterly period ended December 31, 2024, filed with the SEC on February 7, 2025;

●	our Current Reports on Form 8-K, filed with the SEC on September 4, 2024, September 11, 2024, October 3, 2024, November 5, 2024 (items 1.01 and 8.01 and related exhibits only), December 30, 2024, January 6, 2025, January 13, 2025, January 31, 2025 (items 1.01 and 8.01 and related exhibits only) and February 19, 2025; and

●	a description of our Common Shares, contained in our Registration Statement on Form 8-A, filed with the SEC on March 17, 2023, and any subsequently filed amendments and reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including after effectiveness of the registration statement of which this prospectus is a part and prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number below:

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112
Phone: (720) 334-7066

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the section entitled “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements and related notes and the exhibits to the registration statement of which this prospectus is a part, before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

NioCorp Developments Ltd.

NioCorp is developing the Elk Creek Project located in southeast Nebraska. The “Elk Creek Project” is a development-stage property that has disclosed niobium, scandium, and titanium reserves and resources and disclosed rare earth mineral resources. The Company is continuing technical and economic studies around the rare earths contained in the Elk Creek Project’s mineral resource in order to determine whether extraction of rare earth elements can be reasonably justified and economically viable after taking into account all relevant factors. Niobium has developing applications in the formulation of solid-state lithium-ion batteries, which may reduce charging times and increase battery safety. Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in high-strength, low-alloy steel, a stronger steel used in automobiles, bridges, structural systems, buildings, pipelines, and other applications that generally increases strength and/or reduces weight, which can result in environmental benefits, including reduced fuel consumption and material usage and fewer air emissions. Scandium can be combined with aluminum to make high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation. Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor, medical implants, and many others. It also is used in pigments for paper, paint, and plastics. Rare earths are critical to electrification and decarbonization initiatives and can be used to manufacture the strongest permanent magnets commercially available.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs associated with securing the project financing necessary to complete mine development and construction of the Elk Creek Project.

Background

June 2024 Private Placement

On June 24 2024, the Company issued 315,000 June 2024 Units at a price of $1.91 per June 2024 Unit for aggregate gross proceeds of $0.6 million, in connection with the closing of the June 2024 Private Placement. Each June 2024 Unit consists of one Common Share and one June 2024 Warrant. Each June 2024 Warrant may be exercised for one Common Share for cash at a price of $2.20 until June 24, 2026.

In connection with the June 2024 Private Placement, the Company entered into a subscription agreement (the “June 2024 Subscription Agreement”) with the June 2024 Investor. The June 2024 Subscription Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. The June 2024 Units were offered on a private offering basis to the June 2024 Investor, an investor with whom the Company had a pre-existing relationship, pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants the June 2024 Investor made to the Company in connection with the purchase of the June 2024 Units.

Contingent Consent Warrants

On September 25, 2022, the Company and Lind III entered into the Lind Consent, which included the following principal terms: (i) the consent of Lind III to (a) the series of transactions (the “GXII Transaction”) that closed on May 17, 2023, pursuant to the Business Combination Agreement, dated September 25, 2022 (the “Business Combination Agreement”), by and among the Company, GX Acquisition Corp. II, a Delaware corporation (“GXII”), and Big Red Merger Sub Ltd., a Delaware corporation and a direct, wholly owned subsidiary of the Company, (b) the financing transaction (the “Yorkville Equity Facility Financing”) pursuant to the Standby Equity Purchase Agreement, dated January 26, 2023 (the “Yorkville Equity Facility Financing Agreement”), between the Company and YA II PN, Ltd. (“YA”), a fund managed by Yorkville Advisors Global, LP, and (c) the financing transaction pursuant to the Securities Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Convertible Debt Financing Agreement”), between the Company and YA (collectively with the GXII Transaction and the Yorkville Equity Facility Financing, the “2023 Transactions”), including all actions taken by NioCorp as set out in the Business Combination Agreement to permit the completion of the 2023 Transactions; (ii) the consent of Lind III to NioCorp’s expected cross-listing to The Nasdaq Stock Market LLC (“Nasdaq”) and the consolidation of the Common Shares in order to meet the minimum listing requirements thereof; (iii) the waiver of Lind III of its participation right for up to 15% of the total offering in the Yorkville Equity Facility Financing; and (iv) the waiver of Lind III of certain restrictive covenants in the Convertible Security Funding Agreement, dated February 19, 2021, as amended by Amendment #1 to the Convertible Security Funding Agreement, dated December 2, 2021 (the “Lind III Agreement”), between the Company and Lind III.

As consideration for entering into the Lind Consent, Lind III received, amongst other things, the right to receive the Contingent Consent Warrants if on September 17, 2024, the closing trading price of the Common Shares on the Toronto Stock Exchange, or such other stock exchange on which such shares may then be listed, was less than C$10.00, subject to adjustments. The number of Contingent Consent Warrants to be issued, if any, was based on the Canadian dollar equivalent (based on the then current Canadian to U.S. dollar exchange rate as reported by Bloomberg, L.P.) of $5.0 million divided by the five-day volume weighted average price of the Common Shares on the date of issuance. Further, the number of Contingent Consent Warrants issued was to be proportionately adjusted based on the percentage of Common Share purchase warrants held by Lind III that were exercised, if any, prior to the issuance of any Contingent Consent Warrants. On September 17, 2024, the Company’s Common Share price was below the threshold price set forth in the Lind Consent, and accordingly, the Company issued 2,816,742 Contingent Consent Warrants to Lind III. Each Contingent Consent Warrant is exercisable for one Common Share at an exercise price of $2.308 and may be exercised at any time prior to their expiration on September 17, 2028. The number of Contingent Consent Warrants issued was based on $5.0 million divided by the five-day volume weighted average price of the Common Shares on September 16, 2024.

The Contingent Consent Warrants were offered on a private offering basis to Lind III, an investor with whom the Company had a pre-existing relationship, pursuant to the exemption pursuant from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants Lind III made to the Company in the Lind III Agreement.

November 2024 Private Placement

On November 13, 2024, the Company issued an aggregate of 2,199,602 November 2024 Units consisting of (i) 1,959,603 November 2024 Units issued at a price of $1.57 per November 2024 Unit to certain accredited investors who are not affiliated with the Company, but with whom the Company had a pre-existing relationship and (ii) 239,999 November 2024 Units issued at a price of $1.7675 per November 2024 Unit (the “Insider November 2024 Unit Price”) to certain officers and directors of the Company, for aggregate gross proceeds of approximately $3.5 million, in connection with the closing of the November 2024 Private Placement. The Insider November 2024 Unit Price includes $0.125 per November 2024 Private Warrant underlying each November 2024 Unit purchased by certain officers and directors of the Company. Each November 2024 Unit consists of one Common Share, one November 2024 Series A Private Warrant and one-half of one November 2024 Series B Warrant. Each November 2024 Series A Private Warrant may be exercised for one Common Share for cash at a price of $1.75 at any time from the date of issuance until November 13, 2026. Each November 2024 Series B Private Warrant may be exercised for one Common Share for cash at a price of $2.07 at any time beginning on May 14, 2025 until November 13, 2029.

In connection with the November 2024 Private Placement, the Company entered into subscription agreements (the “November 2024 Subscription Agreements”) with the November 2024 Investors. The November 2024 Subscription Agreements contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties. The November 2024 Units were issued on a private offering basis to the November 2024 Investors, investors with whom the Company had pre-existing relationships, pursuant to (i) in the case of certain November 2024 Investors outside of the United States that were not, and were not acting for the account or benefit of, a U.S. person (as defined in Regulation S under the Securities Act), the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder, and (ii) in the case of certain November 2024 Investors inside the United States or that were, or were acting for the account or benefit of, a U.S. person, the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants the November 2024 Investors each made to the Company in connection with their purchase of the November 2024 Units.

Acquisitions of Common Shares by Certain Executive Officers and Directors of NioCorp

Certain executive officers and directors of NioCorp are Selling Shareholders. Such executive officers and directors purchased or otherwise acquired their Common Shares covered by this prospectus in connection with the November 2024 Private Placement and upon exercise of November 2024 Private Warrants acquired in the November 2024 Private Placement.

Corporate Information

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB.” Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, CO 80112, and our telephone number is (720) 334-7066. Our website address is www.niocorp.com. This website address is not intended to be an active link, and information on, or accessible through, our website is not incorporated by reference into this prospectus and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

SECURITIES OFFERED

Common Shares Offered by the Selling Shareholders	Up to an aggregate of 8,630,739 Common Shares, consisting of:

(a) up to 315,000 Common Shares issuable upon exercise of the June 2024 Warrants;

(b) up to 2,816,742 Common Shares issuable upon exercise of the Contingent Consent Warrants;

(c) 2,199,602 Common Shares that were issued to the November 2024 Investors in connection with the November 2024 Private Placement;

(d) up to 2,199,602 Common Shares issuable upon exercise of the November 2024 Series A Private Warrants; and

(e) up to 1,099,793 Common Shares issuable upon exercise of the November 2024 Series B Private Warrants.

Common Shares Outstanding Prior to this Offering(1)	46,818,119 Common Shares (as of February 28, 2025).

Common Shares Outstanding After this Offering(1)	53,249,256 Common Shares, assuming the issuance of (i) 315,000 Common Shares upon exercise of the June 2024 Warrants, (ii) 2,816,742 Common Shares upon exercise of the Contingent Consent Warrants, (iii) 2,199,602 Common Shares upon exercise of the November 2024 Series A Private Warrants and (iv) 1,099,793 Common Shares upon exercise of the November 2024 Series B Private Warrants.

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Shareholders of the Common Shares being offered by the Selling Shareholders under this prospectus. However, upon exercise, we will receive the cash exercise price of the Warrants. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. At any time at which the market price for our Common Shares is less than the applicable exercise price of the Warrants (as is the case for certain of the Warrants as of the date of this prospectus), we believe such holders will be unlikely to exercise their Warrants. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We expect to use the net proceeds that we receive from the exercise of the Warrants, if any, for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation. See “Use of Proceeds.”

Market for Common Shares	Our Common Shares trade on The Nasdaq Global Market under the symbol “NB.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

(1) Does not include:

●	Common Shares issuable upon exercise of outstanding stock options under the LTIP;

●	Common Shares reserved for future issuance under the LTIP;

●	Common Shares issuable in respect of the remaining Commitment Amount pursuant to the Yorkville Equity Facility Financing Agreement;

●	an aggregate of 7,325,627 Common Shares issuable under certain conditions upon exchange of shares of Class B common stock of Elk Creek Resources Corporation, a Delaware corporation and indirect, majority owned subsidiary of the Company (“ECRC”);

●	an aggregate of 17,519,856 Common Shares issuable upon exercise of NioCorp Assumed Warrants (as defined herein); and

●	an aggregate of 1,278,817 Common Shares issuable upon exercise of other outstanding Common Share purchase warrants with a weighted-average exercise price of approximately $3.6077.

RISK FACTORS

Investing in our Common Shares involves a high degree of risk. Before making a decision to invest in our Common Shares, you should carefully consider the risks described below and under the heading “Risk Factors” in the applicable prospectus supplement, and discussed under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our Common Shares.

Additional Risks Related to this Offering and Our Common Shares

Our Common Share price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of the Common Shares:

●	disappointing results from our exploration and/or, if warranted, project development efforts;

●	decline in demand for Common Shares;

●	downward revisions in securities analysts’ estimates or changes in genearl market conditions;

●	technological innovations by competitors or in competing technologies;

●	investor perception of our industry or our prospects; and

●	general economic trends.

In the past fiscal year, the trading price of our stock on the Nasdaq Global Market has ranged from a low of $1.65 to a high of $5.36.

In addition, stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of the Common Shares. As a result, you may be unable to sell any Common Shares you acquire at a desired price.

Future sales, or the perception of future sales, of Common Shares covered by this prospectus could adversely affect prevailing market prices for the Common Shares.

Under this prospectus, the Selling Shareholders may sell (a) up to 315,000 Common Shares issuable to the June 2024 Investor upon exercise of the June 2024 Warrants, each exercisable for cash at a price per Common Share of $2.20, subject to adjustment to give effect to any stock dividend, stock split, recapitalization or similar events, (b) up to 2,816,742 Common Shares issuable to Lind III upon exercise of the Contingent Consent Warrants, each exercisable for one Common Share for cash at a price per Common Share of $2.308, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, (c) 2,199,602 Common Shares issued to the November 2024 Investors in connection with the November 2024 Private Placement, (d) up to 2,199,602 Common Shares issuable to the November 2024 Investors upon exercise of the November 2024 Series A Private Warrants, each exercisable for cash at a price per Common Share of $1.75, subject to adjustment to give effect to any stock dividend, stock split, recapitalization or similar events and (e) up to 1,099,793 Common Shares issuable to the November 2024 Investors upon exercise of the November 2024 Series B Private Warrants, each exercisable for cash at a price per Common Share of $2.07, subject to adjustment to give effect to any stock dividend, stock split, recapitalization or similar events.

Because some of the Common Shares covered by this prospectus were or may be acquired by certain of the Selling Shareholders for prices below the prevailing market price of the Common Shares, subject to applicable restrictions or limitations, such Selling Shareholders may have an incentive to sell such Common Shares, even if the market price of our Common Shares declines. Similarly, to the extent that the Warrants are exercised, the holders of the Common Shares issued upon exercise thereof may have an incentive to sell such Common Shares because the Common Shares issued upon the exercise of such Warrants may have been purchased for less than the then-prevailing market price of the Common Shares. However, at any time at which the market price for our Common Shares is less than the applicable exercise price of the Warrants (as is the case for certain of the Warrants as of the date of this prospectus), we believe such holders will be unlikely to exercise their Warrants. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

If all of the Common Shares covered by this prospectus were issued and outstanding, they would represent a substantial percentage of our public float and of our outstanding Common Shares. As of February 28, 2025, the Common Shares covered by this prospectus would represent approximately 12.1% of the total number of outstanding Common Shares (assuming all of the Common Shares covered by this prospectus were issued and outstanding and not including Common Shares issuable upon exercise of outstanding stock options, or reserved for future issuance, under the LTIP, Common Shares issuable in respect of the remaining Commitment Amount pursuant to the Yorkville Equity Facility Financing Agreement, Common Shares issuable upon conversion, exercise or exchange of other outstanding securities, as described herein). Accordingly, the sale of the Common Shares covered by this prospectus, or the perception that such sales may occur, could result in a significant decline in the public trading price of our Common Shares.

We may not receive any proceeds from the exercise of the Warrants and our other outstanding Common Share purchase warrants, and the potential adverse effect on the prevailing market prices for our Common Shares as a result of sales, or the perception of future sales, of Common Shares could adversely affect our ability to raise additional capital.

Upon exercise, we will receive the cash exercise price of the Warrants and our other outstanding Common Share purchase warrants (assuming, with respect to the 615,385 warrants (the “April 2024 Warrants”), each exercisable for one Common Share at a price of $3.25 per share, issued on April 12, 2024 pursuant to the Securities Purchase Agreement, dated April 11, 2024, between the Company and each of YA and Lind Global Fund II LP (“Lind II”), and the NioCorp Assumed Warrants, that they are not exercised on a cashless basis). We believe the likelihood that holders of the Warrants or other outstanding Common Share purchase warrants will exercise their Warrants or other outstanding Common Share purchase warrants, and therefore, the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. At any time at which the market price for our Common Shares is less than the applicable exercise price of the Warrants or other outstanding Common Share purchase warrants (as is the case for certain of the Warrants as of the date of this prospectus), we believe such holders will be unlikely to exercise their Warrants or other outstanding Common Share purchase warrants. The potential adverse effect on the prevailing market price of our Common Shares as a result of sales of Common Shares by us, by the Selling Shareholders or by other security holders, or the perception that such sales may occur, could keep the market price for our Common Shares below the applicable exercise price of the Warrants or other outstanding Common Share purchase warrants. Accordingly, the holders of the Warrants or other outstanding Common Share purchase warrants may not exercise their Warrants or other outstanding Common Share purchase warrants before they expire, and we may not receive any proceeds from the exercise of the Warrants or other outstanding Common Share purchase warrants.

We require significant additional capital to operate our business. To the extent we incur significant additional debt, such debt could adversely affect our business, which may prevent us from fulfilling our obligations with respect to obtaining future financing. Further, the Underwriting Agreement, dated January 29, 2025, between the Company and Maxim Group LLC, restricts us from pursuing certain variable rate financing transactions until May 1, 2025, which could impair our ability to obtain additional financing on terms that are favorable, or at all. In addition, if the market price of the Common Shares were to drop as a result of sales, or the perception of future sales, of Common Shares by us, by the Selling Shareholders or by other security holders, this might impede our ability to raise additional capital. Our inability to obtain additional financing on terms that are favorable, or at all, could have a material adverse effect on our financial condition, results of operations and prospects.

Future sales, or the perception of future sales, of Common Shares by existing shareholders or by us, or future dilutive issuances of Common Shares by us, could adversely affect prevailing market prices for the Common Shares.

In addition to the Common Shares that may be sold under this prospectus, subject to compliance with applicable securities laws, sales of a substantial number of Common Shares in the public market could occur at any time, including issuances and sales of additional Common Shares by us and sales by other security holders. These sales, or the market perception that the holders of a large number of Common Shares or securities convertible, exercisable, or exchangeable into Common Shares intend to sell Common Shares, could reduce the prevailing market price of the Common Shares. The effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of the Common Shares is uncertain. If the market price of the Common Shares were to drop as a result, this might impede our ability to raise additional capital and might cause remaining shareholders to lose all or part of their investment.

The Articles of NioCorp, as amended in connection with the 2023 Transactions, permit us to issue an unlimited number of Common Shares. Subject to the requirements of the Business Corporations Act (British Columbia) and the Nasdaq, we will not be required to obtain the approval of the NioCorp shareholders for the issuance of additional Common Shares. We have issued Common Shares in the past and will continue to issue Common Shares to finance our activities in the future. In addition, outstanding options, warrants to purchase Common Shares, and securities convertible into or exchangeable for Common Shares may be exercised, converted or exchanged, resulting in the issuance of additional Common Shares, including, without limitation, an aggregate of 17,519,856 Common Shares issuable upon exercise of NioCorp Assumed Warrants, an aggregate of 1,278,817 Common Shares issuable upon exercise of other outstanding warrants and an aggregate of 7,325,627 Common Shares issuable under certain conditions upon exchange of shares of Class B common stock of ECRC. If we issue additional Common Shares or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per Common Share depending on the price at which such securities are sold.

Additionally, pursuant to the Yorkville Equity Facility Financing Agreement, YA has committed to purchase up to the remaining Commitment Amount of our Common Shares, at our direction from time to time during the Commitment Period, subject to certain limitations and the satisfaction of the conditions in the Yorkville Equity Facility Financing Agreement. We have filed a registration statement under the Securities Act covering resales by YA of the Common Shares issuable pursuant to the Yorkville Equity Facility Financing Agreement. Accordingly, any Common Shares that we issue pursuant to the Yorkville Equity Facility Financing Agreement will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

Additionally, the Company has registered resales of Common Shares underlying other Common Share purchase warrants on registration statements filed under the Securities Act. Accordingly, any Common Shares that we issue upon exercise of such Common Share purchase warrants covered by such registration statements will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

Certain of the Selling Shareholders acquired or may acquire the Common Shares being offered by such Selling Shareholders under this prospectus at a price below the prevailing market price of our Common Shares, and may experience a positive rate of return based on such market price. Our future investors may not experience a similar rate of return.

As described herein, some of the Common Shares covered by this prospectus were or may be acquired by certain of the Selling Shareholders for prices below the prevailing market price of the Common Shares. Accordingly, subject to applicable restrictions or limitations, such Selling Shareholders may have an incentive to sell such Common Shares, even if the market price of our Common Shares declines, that is not shared by other shareholders because the price at which they acquired or will be deemed to have acquired such Common Shares may still be lower than the then-prevailing market price of the Common Shares. As a result, certain of the Selling Shareholders may experience a positive rate of return on the Common Shares covered by this prospectus due to the potential differences between the prices of at which they acquired or will be deemed to have acquired such securities and the market price of the underlying Common Shares, and other shareholders may not experience a similar rate of return due to the differences in the purchase prices and the then-prevailing market price of the Common Shares. For example:

●	The November 2024 Shares were initially purchased by the Selling Shareholders at a price of $1.55 per share. Based on the last reported sale price of the Common Shares on The Nasdaq Global Market on February 28, 2025, as disclosed below, the Selling Shareholders who beneficially own the November 2024 Shares would experience a potential profit of approximately $0.39 per share, or approximately $857,845 in the aggregate, assuming they sold such November 2024 Shares at the current market price for the Common Shares.

●	To the extent that the Warrants are exercised, the holders of such Common Shares issued upon exercise thereof may have an incentive to sell the Common Shares that is not shared by other shareholders because the Common Shares issued upon the exercise of the Warrants may have been purchased for less than the then-prevailing market price of the Common Shares. Based on the last reported sale price of the Common Shares on The Nasdaq Global Market on February 28, 2025 and the exercise price of the November 2024 Series A Private Warrants, Selling Shareholders who beneficially own November 2024 Series A Private Warrants would experience a potential profit of approximately $0.19 per share, or approximately $417,924 in the aggregate, assuming they exercised all of their November 2024 Series A Private Warrants for Common Shares and sold them pursuant to this prospectus.

We are subject to the continued listing criteria of the Nasdaq and our failure to satisfy these criteria may result in delisting of the Common Shares.

Our Common Shares are currently listed on The Nasdaq Global Market under the symbol “NB.” Nasdaq has rules for continued listing. In order to maintain the listings, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders.

If Nasdaq delists the Common Shares, investors may face material adverse consequences, including, but not limited to, a lack of a trading market for the Common Shares, reduced liquidity, a determination that our Common Shares are a “penny stock,” decreased analyst coverage of the Company, and an inability for us to obtain additional financing to fund our operations.

NioCorp may be a “passive foreign investment company” for the current taxable year and for one or more future taxable years, which may result in materially adverse U.S. federal income tax consequences for U.S. investors.

If NioCorp is a passive foreign investment company (“PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations,” below) of Common Shares, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and additional reporting requirements. NioCorp believes that it was classified as a PFIC for its taxable years ended June 30, 2024 and June 30, 2023 and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may be classified as a PFIC for its current and future taxable years. Any conclusion regarding PFIC status is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. In addition, even if NioCorp concluded it did not qualify as a PFIC, it is possible that the U.S. Internal Revenue Service (the “IRS”) could assert, and that a court could sustain, a determination that NioCorp is a PFIC. Accordingly, there can be no assurance that NioCorp will not be treated as a PFIC for any taxable year. Each holder of Common Shares should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of such securities. See “Certain United States Federal Income Tax Considerations” below, for further details regarding this issue.

The 2023 Transactions could result in NioCorp becoming subject to materially adverse U.S. federal income tax consequences.

Section 7874 and related sections of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provide for certain adverse tax consequences when the stock of a U.S. corporation is acquired by a non-U.S. corporation in certain transactions in which former shareholders of the U.S. corporation come to own 60% or more of the stock of the non-U.S. corporation (by vote or value, and applying certain specific counting and ownership rules). These adverse tax consequences include (i) potential additional required gain recognition by the U.S. corporation, (ii) treatment of certain payments to the non-U.S. corporation that reduce gross income as “base erosion payments,” (iii) an excise tax on certain options and stock-based compensation of the U.S. corporation, (iv) disallowance of “qualified dividend” treatment for distributions by the non-U.S. corporation, and (v) if former shareholders of the U.S. corporation come to own 80% or more of the stock of the non-U.S. corporation, treatment of the non-U.S. corporation as a U.S. corporation subject to U.S. federal income tax on its worldwide income (in addition to any tax imposed by non-U.S. jurisdictions). If the 2023 Transactions result in the application of any of these, or any other, adverse tax consequences, NioCorp could incur significant additional tax costs. While NioCorp currently does not believe the 2023 Transactions will cause such adverse tax consequences as a result of Section 7874 and related sections of the Code, this determination is subject to significant legal and factual uncertainty. NioCorp has not sought and will not seek any rulings from the IRS as to the tax treatment of any of the 2023 Transactions. Further, there can be no assurance that your tax advisor, the IRS, or a court, will agree with the position that NioCorp is not subject to these adverse tax consequences.

If our Common Shares are considered a penny stock and are subject to the penny stock rules, broker-dealers may be discouraged from effecting transactions in Common Shares.

Our Common Shares have in the past, and may in the future, be considered a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Applicable penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5.0 million or individuals with a net worth in excess of $1.0 million or annual income exceeding $200,000 or $300,000, jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. If and when applicable, these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Common Shares. Consequently, these penny stock rules may affect the ability of broker-dealers to trade in the Common Shares.

We have never paid dividends on the Common Shares.

We have not paid dividends on the Common Shares to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends with respect to the Common Shares will depend on our ability to successfully develop one or more properties and generate earnings from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends on Common Shares will depend upon our earnings, our then-existing financial requirements, and other factors, and will be at the discretion of our Board of Directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other documents incorporated by reference into this prospectus contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”). Such forward-looking statements concern our anticipated results and developments in the operations of the Company in future periods, planned exploration activities, the adequacy of the Company’s financial resources, and other events or conditions that may occur in the future.

Forward-looking statements have been based upon our current business and operating plans, as approved by the Company’s Board of Directors, and may include statements regarding the anticipated benefits of the 2023 Transactions, including our ability to access the full amount of the expected net proceeds of the Yorkville Equity Facility Financing Agreement; our expected use of the net proceeds from the exercise of the Warrants, if any; our ability to receive a final commitment of financing from the Export-Import Bank of the United States (“EXIM”); the plan of distribution by any Selling Shareholder for the Common Shares offered hereby; anticipated benefits of the listing of the Common Shares on Nasdaq; our financial and business performance; our anticipated results and developments in our operations in future periods; our planned exploration and development activities; the adequacy of our financial resources; our ability to secure sufficient project financing to complete construction and commence operation of the Elk Creek Project; our expectation and ability to produce niobium, scandium, and titanium and the potential to produce rare earth elements at the Elk Creek Project; our plans to produce and supply specific products and market demand for those products; the outcome of current recovery process improvement testing and the evaluation of the benefits and costs of electrifying the mine using Railveyor technology, and our expectation that such process and design improvements could lead to greater efficiencies and cost savings in the Elk Creek Project; the Elk Creek Project’s ability to produce multiple critical metals; the Elk Creek Project’s projected ore production and mining operations over its expected mine life; the completion of technical and economic analyses on the potential addition of magnetic rare earth oxides to our planned product suite; updating our technical report for the Elk Creek Project; statements with respect to the estimation of mineral resources and mineral reserves; the exercise of options to purchase additional land parcels; the execution of contracts with engineering, procurement and construction companies; the advancement of offtake discussions with potential customers; our ongoing evaluation of the impact of inflation, supply chain issues and geopolitical unrest on the Elk Creek Project’s economic model; and the creation of full time and contract construction jobs over the construction period of the Elk Creek Project.

Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” and similar expressions, or statements that events, conditions, or results “will,” “may,” “could,” or “should” (or the negative and grammatical variations of any of these terms) occur or be achieved. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates,” or “intends,” or stating that certain actions, events, or results “may,” “could,” “would,” “might,” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements reflect material expectations and assumptions, including, without limitation, expectations and assumptions relating to: our ability to receive sufficient project financing for the construction of the Elk Creek Project on acceptable terms or at all; the future price of metals; the stability of the financial and capital markets; our ability to service our debt and meet the payment obligations thereunder; and current estimates and assumptions regarding the 2023 Transactions and their benefits. Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain known and unknown risks, uncertainties, and assumptions. Many factors could cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others, risks related to the following: our ability to operate as a going concern; our requirement of significant additional capital; our ability to receive sufficient project financing for the construction of the Elk Creek Project on acceptable terms or at all; our ability to receive a final commitment of financing from EXIM on an acceptable timeline, on acceptable terms, or at all; our ability to recognize the anticipated benefits of the 2023 Transactions, including our ability to access the full amount of the expected net proceeds under the Yorkville Equity Facility Financing Agreement; our ability to continue to meet Nasdaq listing standards; risks relating to the Common Shares, including price volatility, lack of dividend payments and dilution or the perception of the likelihood of any of the foregoing; risks related to the decrease of the market price of the Common Shares if the Company’s shareholders, including the Selling Shareholders, sell substantial amounts of our Common Shares; the extent to which our level of indebtedness and/or the terms contained in agreements governing our indebtedness, if any, or the Yorkville Equity Facility Financing Agreement may impair our ability to obtain additional financing, on acceptable terms, or at all; covenants contained in agreements with our secured creditors that may affect our assets; our limited operating history; our history of losses; the material weaknesses in our internal control over financial reporting, our efforts to remediate such material weaknesses and the timing of remediation; the possibility that we may qualify as a PFIC under the Code; the potential that the 2023 Transactions could result in us becoming subject to materially adverse U.S. federal income tax consequences as a result of the application of Section 7874 and related sections of the Code; cost increases for our exploration and, if warranted, development projects; a disruption in, or failure of, our information technology systems, including those related to cybersecurity; equipment and supply shortages; variations in the market demand for, and prices of, niobium, scandium, titanium and rare earth products; current and future offtake agreements, joint ventures, and partnerships; our ability to attract qualified management; estimates of mineral resources and reserves; mineral exploration and production activities; feasibility study results; the results of metallurgical testing; the results of technological research; changes in demand for and price of commodities (such as fuel and electricity) and currencies; competition in the mining industry; changes or disruptions in the securities markets; legislative, political or economic developments, including changes in federal and/or state laws that may significantly affect the mining industry; the impacts of climate change, as well as actions taken or required by governments related to strengthening resilience in the face of potential impacts from climate change; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the timing and reliability of sampling and assay data; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of our projects; risks of accidents, equipment breakdowns, and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with exploration, mining, or development activities; management of the water balance at the Elk Creek Project site; land reclamation requirements related to the Elk Creek Project; the speculative nature of mineral exploration and development, including the risks of diminishing quantities of grades of reserves and resources; claims on the title to our properties; potential future litigation; and our lack of insurance covering all of our operations.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties, and other factors, including without limitation those discussed in this prospectus under the heading “Risk Factors” and under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The Company’s forward-looking statements contained in this prospectus are based on the beliefs, expectations, and opinions of management as of the date of this prospectus. The Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations, or opinions should change, except as required by law. For the reasons set forth above, investors should not attribute undue certainty to, or place undue reliance on, forward-looking statements.

USE OF PROCEEDS

This prospectus relates to Common Shares that may be offered and sold from time to time by the Selling Shareholders. All of the Common Shares being offered by the Selling Shareholders under this prospectus will be sold by the Selling Shareholders for their own account. We will not receive any of the proceeds from these sales.

However, upon exercise, we will receive the cash exercise price of the Warrants. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. At any time at which the market price for our Common Shares is less than the applicable exercise price of the Warrants (as is the case for certain of the Warrants as of the date of this prospectus), we believe such holders will be unlikely to exercise their Warrants. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

We expect to use the net proceeds that we receive from the exercise of the Warrants, if any, for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which Common Shares being offered by the Selling Shareholders may be sold by the Selling Shareholders under this prospectus as the price will be determined by the prevailing public market price for our Common Shares, by negotiations between the Selling Shareholders and the buyers of Common Shares in private transactions or as otherwise described in “Plan of Distribution.”

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Shareholders of up to an aggregate of 8,630,739 Common Shares, consisting of (a) up to 315,000 Common Shares issuable upon exercise of the June 2024 Warrants, (b) up to 2,816,742 Common Shares issuable upon exercise of the Contingent Consent Warrants, (c) 2,199,602 Common Shares issued to the November 2024 Investors in connection with the November 2024 Private Placement, (d) up to 2,199,602 Common Shares issuable upon exercise of the November 2024 Series A Private Warrants and (e) up to 1,099,793 Common Shares issuable upon exercise of the November 2024 Series B Private Warrants. For additional information regarding the issuances of the Common Shares being offered by the Selling Shareholders under this prospectus, see the section titled “Summary—Background.” Except as otherwise described in the section titled “Summary—Background” and in the footnotes to the table below, none of the Selling Shareholders has, or has had, any material relationship with us.

The table below presents information regarding the Selling Shareholders and the Common Shares they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholders. The number of Common Shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares that the Selling Shareholders may offer under this prospectus. The Selling Shareholders may sell some, all or none of their Common Shares covered by this prospectus in this offering. We do not know how long the Selling Shareholders will hold such Common Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the Common Shares the Selling Shareholders may sell under this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Common Shares with respect to which the Selling Shareholders have voting or investment power, assuming the November 2024 Series B Private Warrants held by the Selling Shareholders were exercisable within 60 days of the beneficial ownership date and without regard for any limitations on exercise in the terms of any of the Warrants. Except as otherwise described below, we believe, based on the information furnished to us, that each of the Selling Shareholders has sole voting and investment power with respect to all Common Shares that such Selling Shareholder beneficially owns, subject to applicable community property laws. All amounts beneficially owned by the Selling Shareholders are correct, to the best of our knowledge, as of February 28, 2025. The percentage of Common Shares beneficially owned by the Selling Shareholders prior to and after the offering shown in the table below is based on an aggregate of 46,818,119 Common Shares outstanding on February 28, 2025. The number of Common Shares that may actually be issued by us upon exercise of the Warrants may be fewer than the number of such Common Shares being offered by this prospectus. The column “Number of Common Shares Beneficially Owned After Offering” assumes the issuance of all of the Common Shares covered by this prospectus.

Except as otherwise described below, based on the information provided to us by the Selling Shareholders, none of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

	Number of Common Shares Beneficially Owned Prior to Offering		Maximum Number of Common Shares to be Offered Pursuant to this	Number of Common Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number	Percent	Prospectus	Number	Percent
Atom NV(1)	87,500	*	87,500	—	—
Tristar Foundation(2)	40,000	*	40,000	—	—
Arti Business SA(3)	197,852	*	175,000	22,852	*
Lind Global Fund II LP(4)	251,543	*	159,235	92,308	*
Lind Global Asset Management III, LLC(5)	2,816,742	5.6%	2,816,742	—	—
Steven Everhart(6)	2,637,281	5.5%	1,111,177	1,526,104	3.2%
Mark Smith(7)	3,188,952	6.8%	458,555	2,730,397	5.5%
Dean Kehler(8)	3,691,811	7.9%	141,442	3,550,369	7.0%
Walter Caers(9)	320,441	*	159,235	161,206	*
Luc Jansen(10)	197,096	*	175,160	21,936	*
Fere Frankingnoul(11)	127,270	*	79,617	47,653	*
Elysee Developments(12)	280,000	*	200,000	80,000	*

Henri Herbots(13)	70,000	*	40,000	30,000	*
Patrick Rosa(14)	180,540	*	55,732	124,808	*
Dirk Ceulemans(15)	57,900	*	40,000	17,900	*
Jasper Breebaart(16)	85,442	*	84,392	1,050	*
Mitchell Spiehs(17)	327,893	*	263,852	64,041	*
Gary Jacobson(18)	937,227	2.0%	821,177	116,050	*
Mansur Shivji(19)	100,385	*	80,385	20,000	*
Alan Docter(20)	159,235	*	159,235	—	—
Matthew Green(21)	178,779	*	159,235	19,544	*
Paul Berger(22)	60,000	*	50,000	10,000	*
Ingrid Balde(23)	15,925	*	15,925	—	—
Dirk Jan van Beem(24)	67,944	*	23,887	44,057	*
Marco Beenen(25)	23,887	*	23,887	—	—
La Montagne Beheer BV van Bergen(26)	9,251	*	8,250	1,001	*
Rene Clignett(27)	69,955	*	15,925	54,030	*
Leon van Dam(28)	46,387	*	23,887	22,500	*
Patrick van Dam(29)	7,962	*	7,962	—	—
Roy van Dam(30)	15,925	*	15,925	—	—
Bennie Hoornveld(31)	29,213	*	23,887	5,326	*
Christa van Ittersum(32)	27,217	*	23,887	3,330	*
Marc Joosten(33)	49,415	*	47,775	1,640	*
Roland van Leusden(34)	14,800	*	8,000	6,800	*
Mohsin Mukhtar(35)	7,960	*	7,960	—	—
Marcel Neering(36)	31,625	*	15,925	15,700	*
Alwin Tetteroo(37)	23,239	*	15,925	7,314	*
Peter Tros(38)	10,561	*	7,960	2,601	*
Martin Vandamme(39)	16,965	*	7,965	9,000	*
Jozeph Verbon(40)	48,450	*	32,500	15,950	*
Adrianus Verburg(41)	21,745	*	15,925	5,820	*
Mark Verhaaren(42)	7,962	*	7,962	—	—
Peter van Wijk(43)	11,003	*	7,962	3,041	*
Renny van Wijk(44)	43,787	*	43,787	—	—
Anthonie van Zalk(45)	20,000	*	20,000	—	—
Don Ambeau(46)	37,500	*	37,500	—	—
Sarah Christilaw(47)	29,750	*	27,500	2,250	*
Ronald Fox(48)	25,000	*	25,000	—	—
Debby Heath(49)	20,300	*	17,500	2,800	*
Don Heath(50)	52,800	*	50,000	2,800	*
Edward Ivan Martin and/or Clairete Martin JTWROS(51)	132,500	*	82,500	50,000	*
Chris Young(52)	153,900	*	100,000	53,900	*
Colleen Fox(53)	57,040	*	43,750	13,290
David and/or Gloria Christilaw JTWROS(54)	28,215	*	25,000	3,215	*
Adam and/or Hayley Christilaw JTWROS(55)	20,500	*	16,250	4,250	*
Adam Christilaw(56)	256,750	*	228,750	28,000	*
David Christilaw(57)	231,836	*	196,250	35,586	*
TOTAL	17,661,158	35.2%	8,630,739	9,030,419	16.2%

* Represents ownership of less than 1%.

(1)	In addition to the Common Shares and Common Share purchase warrants he owns individually, Tom Herbots has voting and investment power over and may be deemed to be a beneficial owner of the Common Shares and Common Share purchase warrants registered in the name of Atom NV, an entity formed under the laws of Belgium. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 35,000 Common Shares, (b) 35,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 17,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 35,000 Common Shares, 35,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 17,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(2)	In addition to the Common Shares and Common Share purchase warrants she owns individually, Annik Herbots has voting and investment power over and may be deemed to be a beneficial owner of the Common Shares and Common Share purchase warrants registered in the name of Tristar Foundation, an entity formed under the laws of Belgium. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 16,000 Common Shares, (b) 16,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 8,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 16,000 Common Shares, 16,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 8,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(3)	In addition to the Common Shares and Common Share purchase warrants she owns individually, Dominique Vanderpoorten has voting and investment power over and may be deemed to be a beneficial owner of the Common Shares and Common Share purchase warrants registered in the name of Arti Business SA, an entity formed under the laws of Belgium. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 92,852 Common Shares, (b) 70,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 35,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 70,000 Common Shares, 70,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 35,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(4)	The Selling Shareholder, Lind II is the registered owner of the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Each of Lind Global Partners II LLC, the general partner of Lind II, and Jeff Easton, the managing member of Lind II, have voting and investment power over the Common Shares and may be deemed to be a beneficial owner. Beneficial ownership includes (a) 63,694 Common Shares, (b) 63,694 Common Shares issuable upon exercise of November 2024 Series A Private Warrants, (c) 31,847 Common Shares issuable upon exercise of November 2024 Series B Private Warrants and (d) 92,308 Common Shares issuable upon exercise of the April 2024 Warrants issued to Lind II. The Selling Shareholder is offering pursuant to this prospectus 63,694 Common Shares, 63,694 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 31,847 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. Lind III is an affiliate of Lind II. Lind II does not have beneficial ownership of any securities beneficial owned, directly or indirectly, by Lind III. See footnote (5).

(5)	The Selling Shareholder, Lind III is the registered owner of the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Each of Lind Global Macro Fund, LP, the sole member of Lind III, Lind Global Partners LLC, the general partner of Lind Global Macro Fund, LP, and Jeff Easton, the managing member of Lind Global Macro Fund, LP, have voting and investment power over the Common Shares and may be deemed to be a beneficial owner. Beneficial ownership includes 2,816,742 Common Shares issuable upon exercise of the Contingent Consent Warrants. The Selling Shareholder is offering pursuant to this prospectus 2,816,742 Common Shares issuable upon exercise of the Contingent Consent Warrants. Lind II is an affiliate of Lind III. Lind III does not have beneficial ownership of any securities beneficial owned, directly or indirectly, by Lind II. See footnote (4).

(6)	Steven Everhart has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 1,432,238 Common Shares, (b) 250,000 Common Shares issuable upon exercise of Common Share purchase warrants, each exercisable for one Common Share for cash at a price per Common Share of $4.60, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring September 1, 2025 (the “September 2023 Warrants”), (c) 162,337 Common Shares issuable upon exercise of Common Share purchase warrants, each exercisable for one Common Share for cash at a price per Common Share of $3.54, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar events, expiring December 22, 2025 (the “December 2023 Warrants”), (d) 318,471 Common Shares issuable upon exercise of November 2024 Series A Private Warrants, (e) 159,235 Common Shares issuable upon exercise of November 2024 Series B Private Warrants and (f) 315,000 Common Shares issuable upon exercise of June 2024 Warrants. The Selling Shareholder is offering pursuant to this prospectus 318,471 Common Shares, 318,471 Common Shares issuable upon exercise of November 2024 Series A Private Warrants, 159,235 Common Shares issuable upon exercise of November 2024 Series B Private Warrants and 315,000 Common Shares issuable upon exercise of June 2024 Warrants.

(7)	Mark Smith has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 2,272,018 Common Shares, (b) 46,801 Common Shares issuable upon exercise of December 2023 Warrants, (c) 183,422 Common Shares issuable upon exercise of November 2024 Series A Private Warrants, (d) 91,711 Common Shares issuable upon exercise of November 2024 Series B Private Warrants, (e) 70,000 Common Shares issuable upon exercise of options, exercisable at $6.95 per Common Share, expiring March 27, 2026, (f) 375,000 Common Shares issuable upon exercise of options, exercisable at $2.99 per Common Share, expiring February 15, 2029 and (g) 150,000 Common Shares issuable upon exercise of options, exercisable at $1.40 per Common Share, expiring December 21, 2029. The Selling Shareholder is offering pursuant to this prospectus 183,422 Common Shares, 183,422 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 91,711 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(8)	Dean Kehler has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 134,580 Common Shares, (b) 78,003 Common Shares issuable upon exercise of December 2023 Warrants, (c) 56,577 Common Shares issuable upon exercise of November 2024 Series A Private Warrants, (d) 28,288 Common Shares issuable upon exercise of November 2024 Series B Private Warrants, (e) 1,122,820 Common Shares issuable upon exchange of shares of Class B common stock of ECRC that are vested as of the date hereof (the “Vested Shares”), (f) 1,853,073 Common Shares issuable upon exercise of NioCorp Assumed Warrants, (g) 50,000 Common Shares issuable upon exercise of options, exercisable at $2.99 per Common Share, expiring February 15, 2029 and (h) 50,000 Common Shares issuable upon exercise of options, exercisable at $1.40 per Common Share, expiring December 21, 2029, in each case, held by Mr. Kehler. The Elizabeth Kehler Trust is controlled by Mr. Kehler and U.S. Trust Company of Delaware as co-trustees. In their capacities as co-trustees, Mr. Kehler and U.S. Trust Company of Delaware share voting and investment power over the securities the Elizabeth Kehler Trust beneficially owns. Therefore, Mr. Kehler may be deemed a beneficial owner of (i) 318,470 Common Shares issuable upon exchange of Vested Shares. The total amount of shares beneficially owned does not include Common Shares that may be issuable upon exchange of (i) 417,030 Common Shares issuable upon exchange of shares of Class B common stock of ECRC that will vest upon satisfaction of certain earnout conditions (the “Tranche I Earnout Shares”), (ii) 417,030 Common Shares issuable upon exchange of shares of Class B common stock of ECRC that will vest upon satisfaction of certain earnout conditions (the “Tranche II Earnout Shares”), (iii) 118,284 Common Shares issuable upon exchange of Tranche I Earnout Shares held by the Elizabeth Kehler Trust and (iv) 118,284 Common Shares issuable upon exchange of Tranche II Earnout Shares held by the Elizabeth Kehler Trust. The Selling Shareholder is offering pursuant to this prospectus 56,577 Common Shares, 56,577 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 28,288 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(9)	Walter Caers has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 224,900 Common Shares, (b) 63,694 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 31,847 Common Shares

issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 63,694 Common Shares, 63,694 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 31,847 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(10)	Luc Jansen has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 92,000 Common Shares, (b) 70,064 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 35,032 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 70,064 Common Shares, 70,064 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 35,032 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(11)	Fere Frankingnoul has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 79,500 Common Shares, (b) 31,847 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 15,923 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 31,847 Common Shares, 31,847 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 15,923 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(12)	Elysee Developments, an entity formed under the laws of Canada, is the registered owner of the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Guido Cloetens, the managing member of Elysee Developments, has voting and investment power over the Common Shares and may be deemed to be a beneficial owner. Beneficial ownership includes (a) 160,000 Common Shares, (b) 80,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 40,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 80,000 Common Shares, 80,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 40,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(13)	Henri Herbots has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 46,000 Common Shares, (b) 16,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 8,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 16,000 Common Shares, 16,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 8,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(14)	Patrick Rosa has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 147,101 Common Shares, (b) 22,293 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 11,146 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 22,293 Common Shares, 22,293 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 11,146 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(15)	Dirk Ceulemans has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 33,900 Common Shares, (b) 16,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 8,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 16,000 Common Shares, 16,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 8,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(16)	Jasper Breebaart has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Netherlands. Beneficial ownership includes (a) 33,757 Common Shares, (b) 33,757 Common

Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 16,878 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 33,757 Common Shares, 33,757 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 16,878 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(17)	Mitchell Spiehs has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 169,582 Common Shares, (b) 105,541 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 52,770 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 105,541 Common Shares, 105,541 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 52,770 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(18)	Gary Jacobson has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 444,521 Common Shares, (b) 328,471 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 164,235 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 328,471 Common Shares, 328,471 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 164,235 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(19)	Mansur Shivji has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 32,154 Common Shares, (b) 20,000 Common Shares issuable upon exercise of December 2023 Warrants, (c) 32,154 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (d) 16,077 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 32,154 Common Shares, 32,154 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 16,077 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(20)	Alan Docter has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 63,694 Common Shares, (b) 63,694 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 31,847 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 63,694 Common Shares, 63,694 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 31,847 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(21)	Matthew Green has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 83,238 Common Shares, (b) 63,694 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 31,847 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 63,694 Common Shares, 63,694 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 31,847 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(22)	Paul Berger has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is the United States. Beneficial ownership includes (a) 30,000 Common Shares, (b) 20,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 10,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 20,000 Common Shares, 20,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 10,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(23)	Ingrid Balde has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 6,370 Common Shares, (b) 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 3,185 Common Shares

issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 6,370 Common Shares, 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(24)	Dirk Jan van Beem has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 53,612 Common Shares, (b) 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 9,555 Common Shares, 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(25)	Marco Beenen has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 9,555 Common Shares, (b) 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 9,555 Common Shares, 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(26)	La Montagne Beheer BV van Bergen has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 4,301 Common Shares, (b) 3,300 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 1,650 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 3,300 Common Shares, 3,300 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 1,650 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(27)	Rene Clignett has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 60,400 Common Shares, (b) 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 6,370 Common Shares, 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(28)	Leon van Dam has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 32,055 Common Shares, (b) 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 9,555 Common Shares, 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(29)	Patrick van Dam has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 3,185 Common Shares, (b) 3,185 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 3,185 Common Shares, 3,185 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(30)	Roy van Dam has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 6,370 Common Shares, (b) 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 6,370 Common Shares, 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(31)	Bennie Hoornveld has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 14,881 Common Shares, (b) 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 9,555 Common Shares, 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(32)	Christa van Ittersum has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 12,885 Common Shares, (b) 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 9,555 Common Shares, 9,555 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 4,777 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(33)	Marc Joosten has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 20,750 Common Shares, (b) 19,110 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 9,555 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 19,110 Common Shares, 19,110 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 9,555 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(34)	Roland van Leusden has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 10,000 Common Shares, (b) 3,200 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 1,600 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 3,200 Common Shares, 3,200 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 1,600 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(35)	Mohsin Mukhtar has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 3,184 Common Shares, (b) 3,184 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 3,184 Common Shares, 3,184 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(36)	Marcel Neering has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 22,070 Common Shares, (b) 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 6,370 Common Shares, 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(37)	Alwin Tetteroo has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 13,684 Common Shares, (b) 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 6,370 Common Shares, 6,370 Common Shares issuable upon exercise of

November 2024 Series A Private Warrants and 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(38)	Peter Tros has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 5,785 Common Shares, (b) 3,184 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 3,184 Common Shares, 3,184 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(39)	Martin Vandamme has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Belgium. Beneficial ownership includes (a) 12,186 Common Shares, (b) 3,186 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 1,593 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 3,186 Common Shares, 3,186 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 1,593 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(40)	Jozeph Verbon has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 28,950 Common Shares, (b) 13,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 6,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 13,000 Common Shares, 13,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 6,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(41)	Adrianus Verburg has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 12,190 Common Shares, (b) 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 6,370 Common Shares, 6,370 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 3,185 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(42)	Mark Verhaaren has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 3,185 Common Shares, (b) 3,185 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 3,185 Common Shares, 3,185 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(43)	Peter van Wijk has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 6,226 Common Shares, (b) 3,185 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 3,185 Common Shares, 3,185 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 1,592 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(44)	Renny van Wijk has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 17,515 Common Shares, (b) 17,515 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 8,757 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 17,515 Common Shares, 17,515 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 8,757 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(45)	Anthonie van Zalk has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is The Netherlands. Beneficial ownership includes (a) 8,000 Common Shares, (b) 8,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 4,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 8,000 Common Shares, 8,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 4,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(46)	Don Ambeau has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 15,000 Common Shares, (b) 15,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 7,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 15,000 Common Shares, 15,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 7,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(47)	Sarah Christilaw has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 13,250 Common Shares, (b) 11,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 5,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 11,000 Common Shares, 11,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 5,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(48)	Ronald Fox has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 10,000 Common Shares, (b) 10,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 5,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 10,000 Common Shares, 10,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 5,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(49)	Debby Heath has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 9,800 Common Shares, (b) 7,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 3,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 7,000 Common Shares, 7,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 3,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(50)	Don Heath has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 22,800 Common Shares, (b) 20,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 10,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 20,000 Common Shares, 20,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 10,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(51)	Edward Ivan Martin and/or Clairete Martin JTWROS has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 83,000 Common Shares, (b) 33,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 16,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 33,000 Common Shares, 33,000

Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 16,500 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(52)	The Selling Shareholder, 1589835 Ontario Inc., a corporation incorporated under the laws of Canada, is the registered owner of the Common Shares and Common Share purchase warrants. The jurisdiction of the Selling Shareholder is Canada. Chris Young has voting and investment power over the Common Shares and may be deemed to be a beneficial owner. Beneficial ownership includes (a) 93,900 Common Shares, (b) 40,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 20,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 40,000 Common Shares, 40,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 20,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(53)	In addition to the Common Shares and Common Share purchase warrants she owns individually, Colleen Fox has voting and investment power over and may be deemed to be a beneficial owner of the Common Shares and Common Share purchase warrants registered in the name of 2506764 Ontario Inc., a corporation incorporated under the laws of Canada. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 30,790 Common Shares, (b) 17,500 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 8,750 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 17,500 Common Shares, 17,500 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 8,750 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(54)	David and/or Gloria Christilaw JTWROS has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 13,215 Common Shares, (b) 10,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (c) 5,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 10,000 Common Shares, 10,000 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 5,000 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(55)	Adam and/or Hayley Christilaw JTWROS has voting and investment power over the Common Shares. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 6,500 Common Shares, (b) 4,250 Common Shares issuable upon exercise of December 2023 Warrants, (c) 6,500 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (d) 3,250 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 6,500 Common Shares, 6,500 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 3,250 Common Shares issuable upon exercise of November 2024 Series B Private Warrants.

(56)	In addition to the Common Shares and Common Share purchase warrants he owns individually, Adam Christilaw has voting and investment power over and may be deemed to be a beneficial owner of the Common Shares and Common Share purchase warrants registered in the name of 2064501 Ontario Inc., a corporation incorporated under the laws of Canada. Beneficial ownership includes (a) 91,500 Common Shares, (b) 28,000 Common Shares issuable exercise of December 2023 Warrants, (c) 91,500 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (d) 45,750 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 91,500 Common Shares, 91,500 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 45,750 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. Adam Christilaw also has voting and investment power over Common Shares that he beneficially owns with Hayley Christilaw. See footnote (55).

(57)	In addition to the Common Shares and Common Share purchase warrants he owns individually, David Christilaw has voting and investment power over and may be deemed to be a beneficial owner of the Common Shares and Common Share purchase warrants registered in the names of DAVID CHRISTILAW CHARTERED ACCOUNTANT PROFESSIONAL CORPORATION, a professional corporation organized under the laws of Ontario, Canada, and 939042 Ontario Inc., a corporation incorporated under the laws of

Ontario, Canada. The jurisdiction of the Selling Shareholder is Canada. Beneficial ownership includes (a) 79,086 Common Shares, (b) 35,000 Common Shares issuable upon exercise of December 2023 Warrants, (c) 78,500 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and (d) 39,250 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. The Selling Shareholder is offering pursuant to this prospectus 78,500 Common Shares, 78,500 Common Shares issuable upon exercise of November 2024 Series A Private Warrants and 39,250 Common Shares issuable upon exercise of November 2024 Series B Private Warrants. David Christilaw also has voting and investment power over Common Shares that he beneficially owns with Gloria Christilaw. See footnote (54).

DESCRIPTION OF CAPITAL STOCK

Common Shares

The authorized capital of the Company consists of an unlimited number of Common Shares, without par value. The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one (1) vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the Company’s Board of Directors. The Common Shares are entitled, upon liquidation, dissolution, or winding up of the Company, to receive the remaining assets of the Company available for distribution to shareholders. There are no pre-emptive, conversion, or redemption rights attached to the Common Shares.

Exchange Controls

There are no governmental laws, decrees, or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of the Company, other than as discussed below and Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

Competition Act

Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (the “Commissioner”) to review any acquisition of a significant interest in the Company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada.

Investment Canada Act

The Investment Canada Act subjects an acquisition of control of a Canadian business by a non-Canadian to government notification or review depending on whether the relevant financial threshold (based on enterprise value or asset value of the company), as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of a broad range of investments by a non-Canadian. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.”

Warrants

From time to time, the Company has outstanding Common Share purchase warrants, with each Common Share purchase warrant exercisable for one Common Share. The exercise price per Common Share and the number of Common Shares issuable upon exercise of Common Share purchase warrants is subject to adjustment upon the occurrence of certain events, including, but not limited to, the following:

●	the subdivision or re-division of the outstanding Common Shares into a greater number of Common Shares;

●	the reduction, combination or consolidation of the outstanding Common Shares into a lesser number of Common Shares;

●	the issuance of Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of Common Share purchase warrants or any outstanding options);

●	the reorganization of the Company or the consolidation or merger or amalgamation of the Company with or into another corporate body; and

●	a reclassification or other similar change to the outstanding Common Shares.

The Company will issue the Common Shares issuable upon exercise of Common Share purchase warrants within five business days following its receipt of notice of exercise and payment of the exercise price, subject to surrender of the Common Share purchase warrants. Prior to the exercise of any Common Share purchase warrants, holders of the Common Share purchase warrants will not have any of the rights of holders of the Common Shares issuable upon exercise, including the right to vote or to receive any payments of dividends on the Common Shares issuable upon exercise.

NioCorp Assumed Warrants

On March 17, 2023 (the “Closing Date”), the Company closed the GXII Transaction. In connection with the closing of the GXII Transaction (the “Closing”), pursuant to the Business Combination Agreement, the Company assumed GXII’s obligations under the Warrant Agreement, dated March 17, 2021 (the “GXII Warrant Agreement”), by and between GXII and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, and each share purchase warrant of GXII thereunder (the “GXII Warrants”) that was issued and outstanding immediately prior to the Closing Date was converted into one Common Share purchase warrant (the “NioCorp Assumed Warrants”) pursuant to the GXII Warrant Agreement, as amended by an Assignment, Assumption and Amendment Agreement, dated the Closing Date (the GXII Warrant Agreement, as so amended, the “NioCorp Assumed Warrant Agreement”), among the Company, GXII, CST, as existing warrant agent, and Computershare Inc. and its affiliate Computershare Trust Company, N.A, together as successor warrant agent (the “NioCorp Assumed Warrant Agent”). In connection with the Closing, NioCorp issued (a) 9,999,959 public NioCorp Assumed Warrants in respect of the GXII Warrants that were publicly traded prior to the Closing and (b) 5,666,667 NioCorp Assumed Warrants to GX Sponsor II LLC (the “Sponsor”) in respect of the GXII Warrants that it held prior to the Closing, which NioCorp Assumed Warrants were subsequently distributed by the Sponsor to its members in connection with the Closing.

Both the public NioCorp Assumed Warrants and the NioCorp Assumed Warrants issued to the Sponsor are subject to the terms of the NioCorp Assumed Warrant Agreement and are identical, with certain exceptions applicable to the NioCorp Assumed Warrants issued to the Sponsor for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates and other permitted transferees. In accordance with the NioCorp Assumed Warrant Agreement, any NioCorp Assumed Warrants issued to the Sponsor that are held by someone other than the Sponsor, its members, or their respective affiliates and other permitted transferees, are treated as public NioCorp Assumed Warrants.

Each NioCorp Assumed Warrant is exercisable on and after April 16, 2023 until its expiration for 1.11829212 Common Shares at a price of $11.50 per 1.11829212 Common Shares (subject to adjustments for stock splits, stock dividends, reorganizations, recapitalizations and the like). Under the terms of NioCorp Assumed Warrant Agreement, for so long as the NioCorp Assumed Warrants issued to the Sponsor are held by the Sponsor, its members, or their respective affiliates and other permitted transferees, such holders have the right to elect to exercise those NioCorp Assumed Warrants on a cashless basis. For such NioCorp Assumed Warrants exercised on a cashless basis after the Closing, the holder will be entitled to pay the exercise price for those NioCorp Assumed Warrants by surrendering all or portion of the cash and/or Common Shares (valued at their fair market value) into which those NioCorp Assumed Warrants are exercisable as shall be elected by the holder. For this purpose, Common Shares so surrendered will be deemed to have a “fair market value” equal to the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date of exercise of the applicable NioCorp Assumed Warrants.

The NioCorp Assumed Warrants will expire at 5:00 p.m., New York City time, on March 17, 2028 or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Common Shares pursuant to the exercise of a NioCorp Assumed Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the NioCorp Assumed Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No NioCorp Assumed Warrant will be exercisable and the Company will not be obligated to issue Common Shares upon exercise of a NioCorp Assumed Warrant unless Common Shares issuable upon such exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the NioCorp Assumed Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a NioCorp Assumed Warrant, the holder of such NioCorp Assumed Warrant will not be entitled to exercise such NioCorp Assumed Warrant and such NioCorp Assumed Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any NioCorp Assumed Warrant.

The NioCorp Assumed Warrants, and the underlying Common Shares issuable upon the exercise thereof, were registered under the Securities Act pursuant to the Company’s registration statement on Form S-4, originally filed on November 7, 2022, as subsequently amended, which was declared effective by the SEC on February 8, 2023. The ongoing registered offering of the Common Shares underlying the NioCorp Assumed Warrants is being conducted pursuant to the Company’s registration statement on Form S-3, originally filed on April 14, 2023, as subsequently post-effectively amended to convert such registration statement to Form S-1, which was declared effective on October 30, 2023.

The Company will have the right to call the public NioCorp Assumed Warrants for redemption at any time following the Closing Date:

●	in whole and not in part;

●	at a price of $0.01 per NioCorp Assumed Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each public NioCorp Assumed Warrant holder;

●	if, and only if, the reported last sale price of the Common Shares equals or exceeds approximately $16.10 per share (subject to certain adjustments) for any 20 trading days within a 30-trading day period commencing once the NioCorp Assumed Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the public NioCorp Assumed Warrant holders; and

●	if there is an effective registration statement covering the Common Shares issuable upon exercise of the NioCorp Assumed Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

The NioCorp Assumed Warrants issued to the Sponsor are not redeemable by the Company for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates or other permitted transferees. In addition, the Company may not exercise its redemption right if the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the public NioCorp Assumed Warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise its public NioCorp Assumed Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public NioCorp Assumed Warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of NioCorp Assumed Warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Common Shares issuable upon the exercise of the NioCorp Assumed Warrants. If the Company takes advantage of this option, all holders of public NioCorp Assumed Warrants would pay the exercise price by surrendering their NioCorp Assumed Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the public NioCorp Assumed Warrants, multiplied by the difference between the exercise price of the NioCorp Assumed Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public NioCorp Assumed Warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Shares to be received upon exercise of the NioCorp Assumed Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Common Shares to be issued and thereby lessen the dilutive effect of a redemption of the public NioCorp Assumed Warrants. If the Company calls the public NioCorp Assumed Warrants for redemption and does not take advantage of this option, the Sponsor, its members, and their respective affiliates and other permitted transferees would still be entitled to exercise their NioCorp Assumed Warrants for cash or on a cashless basis using the same formula described above that other NioCorp Assumed Warrant holders would have been required to use had all NioCorp Assumed Warrant holders been required to exercise their NioCorp Assumed Warrants on a cashless basis, as described in more detail below.

A holder of a NioCorp Assumed Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such NioCorp Assumed Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the NioCorp Assumed Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Common Shares outstanding immediately after giving effect to such exercise.

The NioCorp Assumed Warrants have certain anti-dilution and adjustments rights upon certain events.

The NioCorp Assumed Warrants may be exercised upon surrender of the certificate representing such NioCorp Assumed Warrants on or prior to the expiration date at the offices of the NioCorp Assumed Warrant Agent, with the exercise form on the reverse side of such certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the order of the NioCorp Assumed Warrant Agent or by wire transfer, for the number of NioCorp Assumed Warrants being exercised. The NioCorp Assumed Warrant holders will not have the rights or privileges of holders of Common Shares or any attendant voting rights until they exercise their NioCorp Assumed Warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants, each holder will be entitled to one (1) vote for each Common Share held of record on all matters to be voted on by NioCorp shareholders.

If, upon exercise of the NioCorp Assumed Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the NioCorp Assumed Warrant holder.

The NioCorp Assumed Warrants were issued in registered form under the NioCorp Assumed Warrant Agreement. The NioCorp Assumed Warrant Agreement may be amended by the parties thereto without the consent of any registered holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any mistake, or adding or changing any other provisions with respect to matters or questions arising under NioCorp Assumed Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders of the NioCorp Assumed Warrants, and (ii) to provide for the delivery of such kind and amount of Common Shares or other securities or property (including cash) receivable upon a reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of NioCorp Assumed Warrants would have received if such holder had exercised his, her or its NioCorp Assumed Warrants immediately prior to such event. All other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period, shall require the vote or written consent of the registered holders of a majority of the then outstanding public NioCorp Assumed Warrants. Any amendment solely to the NioCorp Assumed Warrants issued to the Sponsor and that are held by the Sponsor, its members, or their respective affiliates or other permitted transferees, shall require the vote or written consent of a majority of the holders of the then outstanding NioCorp Assumed Warrants issued to the Sponsor.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of the Common Shares. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any tax consequences to U.S. Holders arising from the U.S. federal alternative minimum tax or the Medicare tax on investment income, U.S. federal estate, gift and other non-income taxes, U.S. state and local taxes, or any non-U.S. tax. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax considerations relating to the acquisition, ownership and disposition of the Common Shares.

No legal opinion from legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings and administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, regulated investment companies, or S corporations (or S corporation shareholders); (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) hold Common Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; or (i) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the outstanding shares of the Company. This summary also does not address any tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) and the regulations enacted thereunder (the “Canadian Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares in connection with carrying on a business in Canada; (d) persons whose Common Shares constitute “taxable Canadian property” under the Canadian Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the tax considerations relating to the acquisition, ownership, and disposition of the Common Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participant). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of the Common Shares.

General Rules Applicable to the Ownership and Disposition of Common Shares

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current and accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated, first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares. However, the Company may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and U.S. Holders may have to assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income in its entirety. Dividends received on Common Shares by a corporate U.S. Holder (other than certain 10% corporate shareholders) generally will not be eligible for a “dividends received deduction.” Provided that (1) the Company is eligible for the benefits of the Canada-U.S. Tax Convention or (2) the Common Shares are readily tradable on a United States securities market (and certain holding period and other conditions are satisfied), dividends paid by the Company to non-corporate U.S. Holders, including individuals, will be eligible for the preferential tax rates applicable to long-term capital gains for dividends unless the Company is classified as a PFIC in the taxable year of distribution or in the preceding taxable year. See “—Passive Foreign Investment Company Rules—Risk of PFIC Status for the Company” below. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sales or Other Taxable Dispositions of Common Shares

Upon the sale or other taxable disposition of Common Shares, subject to the potential application of the PFIC rules as described below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the U.S. dollar value of cash received plus the fair market value of any property received and (ii) such U.S. Holder’s adjusted tax basis in such Common Shares sold or otherwise disposed of. A U.S. Holder’s tax basis in Common Shares generally will be determined initially by the holder’s U.S. dollar cost for the Common Shares (subject to any adjustments provided under the PFIC rules, described below). Subject again to the PFIC rules, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year. Any gain or loss will generally be U.S. source for U.S. foreign tax credit purposes.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. If the Company is determined to be a PFIC, any gain realized on the Common Shares could be ordinary income under the rules discussed below.

Passive Foreign Investment Company Rules

Risk of PFIC Status for the Company

If the Company were to constitute a PFIC under the meaning of Section 1297 of the Code for any taxable year during the holding period of a U.S. Holder of Common Shares, then certain potentially adverse U.S. federal income tax rules may apply to the U.S. Holder. While this summary cannot describe all of the potentially adverse consequences that would result if the Company were treated as a PFIC for a relevant taxable year, certain material consequences and related considerations are described below.

The Company believes that it was classified as a PFIC during the taxable years ended June 30, 2024 and 2023 and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may meet the PFIC qualification tests for its current taxable year or in future taxable years. No opinion of legal counsel or ruling from the IRS concerning the PFIC status of the Company or any subsidiary has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any taxable year depends on the assets and income of such corporation over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this document. In addition, even if the Company concluded that it or any subsidiary did not qualify as a PFIC, the IRS could challenge any determination made by the Company (or any subsidiary of the Company) concerning its PFIC status in any taxable year, and a court could sustain such challenge. Accordingly, there can be no assurance that the Company or any subsidiary will not be treated as a PFIC for any taxable year. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and each subsidiary of the Company.

In any taxable year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. IRS Form 8621 is currently used for such filings. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally would be a PFIC for a particular taxable year if, for such year, (a) 75% or more of the gross income of the Company is passive income (the “PFIC income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s business is as an active producer, processor, merchant or handler of commodities, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is neither passive income nor income connected with a U.S. trade or business.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the indirect sale or disposition thereof. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received on the Common Shares and no redemptions or other dispositions of Common Shares are made.

Default PFIC Rules

If the Company is a PFIC for any taxable year during which a U.S. Holder owns Common Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership and disposition of Common Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” (“QEF”) under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any “excess distribution” received on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Common Shares or deemed received with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Common Shares. The amount of any such gain or excess distribution allocated to the taxable year of disposition or distribution of the excess distribution, or allocated to years before the entity became a PFIC, if any, would be taxed as ordinary income at the rates applicable for such year (and not eligible for certain preferential rates, as discussed below). The amounts allocated to any other taxable year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year. In addition, an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent taxable years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by making a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Common Shares were sold on the last day of the last taxable year for which the Company was a PFIC.

In addition to the rules described above applying to “excess distributions” and certain other dispositions of Common Shares, certain other adverse U.S. federal income tax rules may apply with respect to a U.S. Holder if the Company is a PFIC, including in some cases even if the U.S. Holder makes a QEF Election (as described below). All of the non-PFIC rules described herein are subject to the potentially adverse consequences of PFIC status for the Company and each subsidiary of the Company. Each U.S. Holder should consult its own tax advisors regarding the full tax consequences of potential PFIC status for the Company and each subsidiary of the Company.

QEF Election

If the Company is a PFIC, a U.S. Holder of Common Shares that makes a timely and effective QEF Election for the taxable year in which the holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. A U.S. Holder that makes such a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share (based on its ownership of Common Shares) of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any taxable year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. A U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents (currently IRS Form 8621) at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely QEF Election for the first year in the U.S. Holder’s holding period in which the Company is a PFIC, the U.S. Holder may still be able to make an effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 of the Code discussed above with respect to its Common Shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the taxable year for which such QEF Election is timely made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent taxable year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during any subsequent taxable year in which the Company qualifies as a PFIC.

The Company will endeavor to provide U.S. Holders with the required information to allow U.S. Holders to make a QEF Election with respect to the Common Shares in the event that the Company determines it is treated as a PFIC for any taxable year. There can be no assurance, however, that the Company will timely provide such information for any particular year, or that the Company’s determination regarding its PFIC status will be upheld. U.S. Holders should consult their tax advisors to determine whether any of these QEF Elections will be available and if so, what the consequences of these elections would be in their particular circumstances.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if the Company does not timely provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders may not be able to make a QEF Election for such entity and, unless they make the Mark-to-Market Election discussed in the next section, will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that the foreign exchange meets certain trading volume and other requirements. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Company expects that the Common Shares will meet the definition of “marketable stock,” although there can be no assurance of this, especially as regards the required trading frequency.

If a U.S. Holder that makes a Mark-to-Market Election for any taxable year with respect to its Common Shares, it generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares for such taxable year. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first taxable year of such U.S. Holder’s holding period for which the Company is a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and certain distributions on, the Common Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such taxable year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior taxable years).

A U.S. Holder that makes a Mark-to-Market Election will also generally adjust its tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. Upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (and such ordinary loss may be treated as capital or subject to limitations in certain cases).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the requirements for, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

AS THE PFIC RULES ARE COMPLEX AND UNCERTAIN, U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE POTENTIAL APPLICATION OF THE PFIC RULES TO THEM AND THEIR COMMON SHARES AND ANY RESULTANT TAX CONSEQUENCES.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the potential application of the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid on the Common Shares should be treated as foreign source for this purpose, and gains recognized on the sale of Common Shares by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding their application and calculation.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to certain reporting obligations with respect to Common Shares if the aggregate value of these and certain other “specified foreign financial assets” exceeds an applicable dollar threshold. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if a U.S. Holder is required to make this disclosure and fails to do so. In addition, a U.S. Holder should consider the possible obligation to file online a FinCEN Form 114—Foreign Bank and Financial Accounts Report, as a result of holding Common Shares in certain accounts. Holders are urged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of Common Shares.

Dividend payments (including constructive dividends) with respect to Common Shares and proceeds from the sale, exchange or redemption of Common Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following generally summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the United States for tax purposes, (ii) is a “qualifying person” under and entitled to the benefits of the Convention, (iii) holds all Common Shares as capital property, (iv) deals at arm’s length with and is not affiliated with the Company, (v) does not and is not deemed to use or hold any Common Shares in a business carried on in Canada, (vi) is not an insurer that carries on business in Canada and elsewhere, (vii) is not an “authorized foreign bank” (as defined in the Canadian Tax Act), and (viii) has not entered into a “derivative forward agreement” (as defined in the Canadian Tax Act) with respect to the Common Shares (each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) may not in all circumstances be entitled to the benefits of the Convention. Members of or holders of an interest in such an entity that holds Common Shares should consult their own tax advisers regarding the extent, if any, to which the benefits of the Convention will apply to the entity in respect of its Common Shares.

Generally, a U.S. Resident Holder’s Common Shares will be considered to be capital property of such holder provided that the U.S. Resident Holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade (i.e., speculation), and does not hold the Common Shares in the course of carrying on a business.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect as of the date prior to the date hereof, all specific proposals to amend the Canadian Tax Act and the Convention publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative policy or assessing practice, whether by way of judicial, legislative or governmental decision or action, although no assurance can be given in these respects. This summary is not exhaustive of all possible Canadian federal income tax considerations. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial, or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder. The tax consequences of holding and disposing of Common Shares will vary according to the U.S. Resident Holder’s particular circumstances. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

A U.S. Resident Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a Common Share unless the Common Share is “taxable Canadian property” of the U.S. Resident Holder for the purposes of the Canadian Tax Act at the time of disposition and the U.S. Resident Holder is not entitled to an exemption under the Convention. In addition, capital losses arising on a disposition or deemed disposition of a Common Share will not be recognized under the Canadian Tax Act, unless the Common Share constitutes “taxable Canadian property” (as defined in the Canadian Tax Act) at the time of disposition and the U.S. Resident Holder is not entitled to relief under the Convention.

Generally, a U.S. Resident Holder’s Common Shares will not constitute “taxable Canadian property” of such holder at a particular time at which the Common Shares are listed on a “designated stock exchange” (which currently includes the Nasdaq) unless, at any time during the 60-month period that ends at the particular time both of the following conditions are concurrently met:

(i)	25% or more of the issued shares of any class of the capital stock of the Company were owned by or belonged to one or any combination of

(A)	the U.S. Resident Holder,

(B)	persons with whom the U.S. Resident Holder did not deal at arm’s length, and

(C)	partnerships in which the U.S. Resident Holder or a person referred to in clause (B) holds a membership interest directly or indirectly through one or more partnerships, and

(ii)	more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, one or any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of, or interests in any of the foregoing, whether or not the property exists.

Notwithstanding the foregoing, Common Shares may also be deemed to be “taxable Canadian property” in certain circumstances set out in the Canadian Tax Act.

A U.S. Resident Holder to whom the Company pays or credits or is deemed to pay or credit a dividend on such holder’s Common Shares will be subject to Canadian withholding tax, and the Company will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend, but should generally be reduced under the Convention to 15% (or, if the U.S. Resident Holder is a company which is the beneficial owner of at least 10% of the voting stock of the Company, 5%) of the gross amount of the dividend. For this purpose, a company that is a resident of the United States for purposes of the Canadian Tax Act and the Convention and is entitled to the benefits of the Convention shall be considered to own the voting stock of the Company owned by an entity that is considered fiscally transparent under the laws of the United States and that is not a resident of Canada, in proportion to such company’s ownership interest in that entity.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Shareholders from time to time, of up to an aggregate of 8,630,739 Common Shares. We will not receive any of the proceeds from the sale of the Common Shares by the Selling Shareholders. The aggregate proceeds to the Selling Shareholders will be the purchase price of the Common Shares being offered by the Selling Shareholders under this prospectus less any discounts and commissions borne by the Selling Shareholders. We are required to pay all fees and expenses incident to the registration of the Common Shares to be offered and sold pursuant to this prospectus. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of the Common Shares being offered by the Selling Shareholders under this prospectus.

The Common Shares beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling Common Shares being offered by the Selling Shareholders named in this prospectus and received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Shareholders may sell Common Shares being offered by the Selling Shareholders under this prospectus by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by the Selling Shareholders pursuant to Rule 10b5-1 under the Exchange Act in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their Common Shares on the basis of parameters described in such trading plans;

●	short sales;

●	distributions to employees, members, limited partners or stockholders of the Selling Shareholders;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	by pledge to secure debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any Common Shares being offered by the Selling Shareholders under this prospectus that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 or such other exemption rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Common Shares being offered by the Selling Shareholders under this prospectus in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may pledge Common Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

In offering the Common Shares being offered by the Selling Shareholders under this prospectus, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the Common Shares being offered by the Selling Shareholders under this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Shares being offered by the Selling Shareholders under this prospectus may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Common Shares being offered by the Selling Shareholders under this prospectus against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Common Shares being offered by the Selling Shareholders under this prospectus is made, if required, a prospectus supplement will be distributed that will set forth the number of Common Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, Canada.

EXPERTS

The consolidated financial statements of NioCorp Developments Ltd. as of June 30, 2024, and for the year ended June 30, 2024, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of NioCorp Developments Ltd. as of June 30, 2023 and for the year then ended incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The technical report summary for the Elk Creek Project prepared in accordance with subpart 1300 of Regulation S-K (the “S-K 1300 Elk Creek Technical Report Summary”), which is incorporated by reference in this prospectus, and the information summarized or quoted from the S-K 1300 Elk Creek Technical Report Summary included or incorporated by reference in this prospectus have been so included or incorporated by reference with the consent of the following qualified persons, as such term is defined in Item 1300 of Regulation S-K, who prepared the S-K 1300 Elk Creek Technical Report Summary and reviewed and approved such information summarized or quoted therefrom included or incorporated by reference in this prospectus: Dahrouge Geological Consulting USA Ltd.; Understood Mineral Resources Ltd.; Optimize Group; Tetra Tech; Adrian Brown Consultants Inc.; Metallurgy Concept Solutions; Magemi Mining Inc.; L3 Process Development; Olsson; A2GC; Scott Honan, M.Sc, SME-RM, NioCorp; Cementation; Mahmood Khwaja, P.E., CDM Smith; and Wynand Marx, M.Eng, BBE Consulting. A matrix of the sections of the S-K 1300 Elk Creek Technical Report Summary for which each qualified person is responsible is included in the S-K 1300 Elk Creek Technical Report Summary. Except for Scott Honan, none of the qualified persons is affiliated with NioCorp. Mr. Honan is the Chief Operating Officer of NioCorp.